FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS
~ Earnings Per Share Increased 53% to $0.52 for the First Quarter ~
~ Net Sales Increased 16%; Comparable Store Sales Increased 9% ~

Secaucus, New Jersey - May 18, 2006 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today reported financial results for the fiscal first quarter ended April 29, 2006.

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Consolidated net sales for the first quarter increased 16% to $426.5 million, compared to $369.2 million last year. First quarter sales were comprised of $322.0 million from The Children’s Place brand, a 15% increase over last year’s sales of $280.7 million, and $104.5 million from Disney Store, an 18% increase compared to $88.5 million last year.

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Consolidated comparable store sales increased 9% in the quarter. The Children’s Place brand’s comparable store sales increased 8% on top of last year’s 13% increase and Disney Store’s comparable store sales increased 14%.

•	Net income increased 56% to $15.3 million versus $9.8 million last year.
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Diluted earnings per share increased 53% to $0.52, compared to diluted earnings per share of $0.34 for the first quarter last year. Excluding equity compensation and stock option expense, diluted earnings per share for the quarter were $0.58, a 71% increase over last year. Last year’s earnings per share, as reported, were reduced by $0.02 for the adoption of FSP FAS No. 13-1, the expensing of rent during construction. Last year’s earnings per share also included a $0.03 non-cash charge related to acquired Disney Store inventory.

•	During the first quarter, the Company opened eight Children’s Place stores and closed one. In addition, the Company closed one Disney Store.

“Our first quarter results mark a strong start to fiscal 2006,” said Ezra Dabah, Chairman and Chief Executive Officer of The Children’s Place. “This is truly an exciting time for The Children’s Place. Our first quarter performance reflects the progress we are making toward our 2006 goals of: increasing market share; enhancing the customer brand experience; and achieving greater expense efficiency. At Disney Store, we are pleased with our first quarter results, which were driven by our increased investment in apparel, a strong inventory position and positive guest response to our merchandise offering.”

The Children’s Place will host a webcast of its first quarter conference call today at 9:00 a.m., Eastern Time. Interested parties are invited to listen to the call at the Company’s web site, www.childrensplace.com. An archive of the webcast will be available on the site through Thursday, May 25, 2006.

The Children’s Place Retail Stores, Inc., is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of April 29, 2006, the Company owned and operated 809 The Children’s Place stores and 316 Disney Stores in North America and its online store, www.childrensplace.com.

-more-

PLCE - First Quarter 2006 Financial Results

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

Contact:	The Children’s Place Retail Stores, Inc. Susan Riley, Chief Financial Officer, 201/453-7160 Heather Anthony, Senior Director, Investor Relations, 201/558-2865

(Tables Follow)

THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended:
	April 29,	April 30,
	2006	2005

Net sales	$426,509	$369,217
Cost of sales	258,926	227,687

Gross profit	167,583	141,530
Selling, general and administrative expenses	129,430	113,424
Depreciation and amortization	14,207	12,124

Operating income	23,946	15,982
Interest (income)	(877)	(95)

Income before income taxes	24,823	16,077
Provision for income taxes	9,482	6,279

Net income	$15,341	$9,798

Basic net income per common share	$0.54	$0.36

Basic weighted average common shares outstanding	28,242	27,383

Diluted net income per common share	$0.52	$0.34

Diluted weighted average common shares
and common share equivalents outstanding	29,410	28,611

Note: Periods presented include the retrospective application of FAS FSP 13-1.

THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 29, 2006	January 28, 2006	April 30, 2005

Current assets:

Cash and investments	$175,752	$173,323	$148,982
Accounts receivable	35,301	28,971	21,248

Inventories	215,326	214,702	158,200
Other current assets	42,902	42,998	41,902

Total current assets	469,281	459,994	370,332

Property and equipment, net	260,318	248,628	203,391
Other assets, net	53,542	48,698	20,189

Total assets	$783,141	$757,320	$593,912

Current liabilities:

Accounts payable	$92,300	$82,826	$86,944
Accrued expenses and
other current liabilities	104,397	143,238	83,113
Total current liabilities	196,697	226,064	170,057
Other liabilities	147,686	138,390	106,838

Total liabilities	344,383	364,454	276,895

Stockholders’ equity	438,758	392,866	317,017

Total liabilities and stockholders’ equity	$783,141	$757,320	$593,912

Note: Periods presented include the retrospective application of FAS FSP 13-1.

THE CHILDREN’S PLACE RETAIL STORES, INC.
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Thirteen Weeks Ended April 29, 2006
	The Children’s Place	Disney Store	Shared Services	Total Company

Net sales	$322.0	$104.5	$-	$426.5
Segment operating profit (loss)	52.5	(6.5)	(22.1)	23.9
Operating profit as a percent of net sales	16.3%	(6.2)%	N/A	5.6%

	Thirteen Weeks Ended April 30, 2005
	The Children’s Place	Disney Store	Shared Services	Total Company

Net sales	$280.7	$88.5	$-	$369.2
Segment operating profit (loss)	48.0	(14.0)	(18.0)	16.0
Operating profit as a percent of net sales	17.1%	(15.8)%	N/A	4.3%

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